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                                                                   Exhibit 10.12


               ---------------------------------------------------

                                THE FINDWHAT.COM
                           EMI REPLACEMENT OPTION PLAN
               ---------------------------------------------------




                Date of Adoption                       4 June 2004
                Expiry Date                            4 June 2014






NOTICE OF OPTIONS GRANTED UNDER THIS PLAN MUST BE SUBMITTED TO THE INLAND REVENUE WITHIN NINETY TWO (92) DAYS OF THE DATE OF GRANT OF EACH OPTION







                                Baker & McKenzie
                              100 New Bridge Street
                                 London EC4V 6JA
                                     CJC/SYM


                                       A-1

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1.       DEFINITIONS AND INTERPRETATION

         1.1 In this Plan the following words and expressions shall, unless the context otherwise requires, have the following respective meanings:

1.1.1 "ADOPTION DATE" means the date on which this Plan is adopted by the Company;

1.1.2    "ASSOCIATED COMPANY" means any firm, company or other organisation:

             (i)   which is directly or indirectly Controlled by the Company; or

             (ii)  which directly or indirectly Controls the Company; or

             (iii) which is directly or indirectly Controlled by a third party who also directly or indirectly Controls the Company;

1.1.3    "AUDITORS" means the Company's auditors for the time being;

1.1.4 "THE BOARD" means the Board of Directors or other governing body for the time being of the Company or, except in Rule 11.6, any duly authorised committee thereof;

1.1.5 "CHANGE OF CONTROL" means the transfer (whether through a single transaction or a series of transactions) of Shares to any person (or persons connected with each other, or persons acting in concert with each other) who, as a consequence of such transfer of Shares would obtain Control (direct or indirect) of the Company, or a merger or consolidation or takeover of the Company;

1.1.6    "THE COMPANY" means FindWhat.com, a Delaware corporation;

1.1.7 "CONTROL" has the same meaning as in section 840 of the Income and Corporation Taxes Act 1988;

1.1.8 "DATE OF GRANT" means, in relation to the grant of a Replacement Option, the date the option being replaced was originally granted;

1.1.9 "ELIGIBLE EMPLOYEE" means any employed director or any employee of the Company or any Qualifying Subsidiary whose committed time (as defined in paragraph 26(2) of Schedule 5) equals at least 25 hours per week or, if less, 75% of his working time (as defined in paragraph 27 of Schedule 5);

1.1.10 "EXERCISE PRICE" means the price at which each Share subject to an Option may be acquired on the exercise of that Option, being a price determined by the Board in good faith in its discretion;

1.1.11 "MARKET VALUE" means the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed with the Inland Revenue's Shares Valuation;

1.1.12 "OPTION" means a right to acquire Shares pursuant to this Plan which is still subsisting;

1.1.13 "OPTION HOLDER" means an individual to whom an Option has been granted or his personal representatives;

1.1.14 "THIS PLAN" means the FindWhat.com EMI Replacement Option Plan as from time to time amended;

1.1.15 "QUALIFYING SUBSIDIARY" means any company which falls within paragraph 11 of Schedule 5;

1.1.16   "REPLACEMENT OPTION" has the meaning given in paragraph 41 of Schedule
         5;


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1.1.17   "RULES" means the Rules of this Plan;

1.1.18 "SALE" means a sale of all or substantially all the assets of the Company and its Subsidiaries, if any;

1.1.19 "SCHEDULE 5" means Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003;

1.1.20 "SHARES" means Common Stock with a par value of $0.001 each in the capital of the Company which comply with paragraph 35 of Schedule 5.

1.2      Except insofar as the context otherwise requires:

1.2.1    words denoting the singular shall include the plural and vice versa;

1.2.2    words denoting the masculine gender shall include the feminine gender;

1.2.3 a reference to any enactment shall be construed as a reference to that enactment as from time to time amended, extended or re-enacted.

2.       PURPOSE OF THE PLAN

2.1 The purpose of the Plan is to grant Options for commercial reasons in order to retain Eligible Employees, and not as part of a scheme or arrangement the main purpose, or one of the main purposes, of which is the avoidance of tax.

2.2 Only Options which are Replacement Options may be granted by the Board under this Plan.

3.       GRANT OF OPTIONS

3.1 Subject to the limits set out in these Rules and Schedule 5, the Board may, in its absolute discretion, at any time grant Options to Eligible Employees as it shall select. No further Options may be granted whilst there exist subsisting Options granted under the Plan where their grant would breach any limits set out in these Rules or Schedule 5.

3.2 An Option shall be personal to the Option Holder and may not, save as otherwise specifically provided in this Plan, be transferred, assigned or charged.

3.3 No Option shall be granted under the Plan to any person who is precluded by paragraph 28 (material interest) of Schedule 5 from eligibility.

4.       OPTION AGREEMENTS

4.1 Options granted pursuant to Rule 3.1 above will be evidenced by an Option Agreement signed by the Option Holder to indicate his or her acceptance of its terms. The Option Agreement shall state the Date of Grant of the Option, that it is granted pursuant to Schedule 5, the number, or maximum number, of Shares subject to the Option, the Exercise Price payable for each Share subject to the Option and any conditions or vesting provisions which attach to the exercise of the Option, and details of any restrictions (including risk of forfeiture provisions and any related conditions) attaching to the Shares subject to the Option.

4.2 The Option Agreement shall be in substantially the form attached to this Plan as Schedule I or in such other form as the Board may from time to time prescribe which complies with the requirements of Schedule 5.

4.3 An Option Holder may renounce any Option granted to him within 30 days after the Date of Grant and if an Option is so renounced it will be deemed never to have been granted to him.


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5.       PLAN LIMITS

5.1 This Plan shall commence on the Adoption Date and shall (unless previously terminated by a resolution of the Board or a resolution of the Company in general meeting) terminate upon the expiry of a period of 10 years from such date. Upon termination (however it occurs) no further Options shall be granted, but termination shall be without prejudice to any accrued rights in existence at the date of termination.

5.2 The power of the Board to grant Options under Rule 3 shall be limited and take effect so that following any grant of Options under the Plan, an Option Holder will not hold Options granted under the Plan or any UK Inland Revenue approved CSOP scheme operated by the Company or any Qualifying Subsidiary over Shares with an aggregate market value in excess of any limit as may apply from time to time under Schedule 5, determined on the basis of the Market Value of the Shares as at the Date of Grant of the relevant Option and the market value as at the date of grant of any options granted under any UK Inland Revenue approved CSOP scheme.

5.3 The number of Shares over which Options are granted under this Plan shall be taken into account when calculating the share limits contained in section 3 of the FndWhat.com 2003 Stock Incentive Plan, in accordance with the terms of that section.

6.       TIME OF EXERCISE

6.1 Options shall vest in accordance with the terms of the Option Agreement and shall only become exercisable (subject to Rule 6.2 or any contrary specific provision contained in the Option Agreement) on the earliest to occur of the following:

6.1.1 the Board serving written notice on all Option Holders of the receipt of a third party arms length offer being made to any shareholder or shareholders the completion of which will result in the occurrence of a Sale, other than in circumstances where the assets are sold to an Associated Company or the Company is liquidated for the purposes of amalgamation, reorganisation or reconstruction of whatsoever kind, which notice shall specify the time limit by which any exercise of rights must be finalised and shall state that any exercise is subject to actual completion of the Sale;

6.1.2 the Board serving written notice on all Option Holders of the receipt of a third party arms length offer being made to any shareholder or shareholders the completion of which will result in the occurrence of a Change of Control, other than in circumstances where the Change of Control is to an Associated Company or the Company is liquidated for the purposes of amalgamation, reorganisation or reconstruction of whatsoever kind, which notice shall specify the time limit by which any exercise of rights must be finalised and shall state that any exercise is subject to actual completion of the Change of Control;

6.1.3 the date on which an Option Holder ceases to be an Eligible Employee of the Company or any Qualifying Subsidiary for any reason other than where he so ceases as a result of termination on his committing any breach which would entitle the Company or any Associated Company to terminate without notice that Option Holder's position as an Eligible Employee of the Company or any Associated Company whether under the terms of that Option Holder's employment contract or otherwise;

6.1.4 on each date that the Option shall vest whether in whole or in part in accordance with the Option Agreement.

6.2 Options shall vest (but not become exercisable purely as a result of this Rule 6.2) if the Company serves a notice of intention to procure (an "Intention Notice") that Option Holders are to be granted new rights within six months of an event under Rule 6.1.1 or 6.1.2 in substitution for all or any part of the rights they hold as Option Holders. The Company has the right to revoke the Intention Notice prior to the said event to the effect that the Intention Notice had never been served and may instead serve notice under Rules 6.1.1 or 6.1.2.

6.3 Where new rights are granted in accordance with Rule 6.2, they must be, in the opinion of the Auditors (acting as experts and not as arbitrators) no less valuable overall than the prior rights.
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7.       LAPSE OF OPTIONS

7.1      Options shall lapse on the earliest of the following dates:

7.1.1    the tenth anniversary of the Date of Grant;

7.1.2 subject to Rule 7.2, immediately on completion or, if earlier, the expiry of the date specified in the written notice of the Sale or Change of Control in accordance with Rule 6.1.1 or Rule 6.1.2 above;

7.1.3 immediately upon the date on which an Option Holder commits any breach which would entitle the Company or any Associated Company to terminate without notice the employment of the Option Holder as an Eligible Employee of the Company or any Associated Company whether under the terms of that Option Holder's employment contract or otherwise;

7.1.4 one month after the date on which an Option Holder ceases to be an Eligible Employee of the Company or any Associated Company in accordance with Rule 6.1.3 above;

7.1.5 the passing of an effective resolution or the making of an order by the Court for the winding-up of the Company.

7.2 Where an Intention Notice has been served under Rule 6.2 and has not been revoked, the Option shall lapse at the expiry of six months from the date of the Sale or Change of Control (as applicable) or earlier at the date (if any) specified in the Intention Notice.

8.       MANNER OF EXERCISE OF OPTIONS

8.1 An Option shall be exercised by notice in writing (in the form prescribed by the Company) given by the Option Holder, or as the case may be his personal representatives, to the Company and the notice of exercise of the Option shall be accompanied by:

8.1.1    the relevant Option Agreement; and

8.1.2    a remittance for the total Exercise Price payable.

8.2 The Option Holder shall also deliver a remittance for the tax and/or social security contributions, if required by the Company or an Associated Company pursuant to Rule 10.3, as a condition of receiving the Shares pursuant to Rule 8.3.

8.3 Within 30 days after receipt of a notice of exercise, the Option Agreement and the appropriate remittance (if any) required pursuant to Rule 8.1 above, the Board shall issue or procure the transfer to the Option Holder of the number of Shares in respect of which the Option has been validly exercised. Save for any rights determined by reference to a date on or before the date of issuance, any Shares which are issued shall rank pari passu and as one class with the other issued shares of the same class.

8.4 In respect of any Shares issued under this Plan at a time when the Shares are listed on a stock exchange, the Company shall make application to the stock exchange in question for such Shares to be admitted to listing.

9.       VARIATION OF SHARE CAPITAL

9.1 Subject to Rule 9.2 below, in the event of any variation in the share capital of the Company (whenever affected) by way of capitalisation or rights issue, sub-division, consolidation, reduction or otherwise, the Board may make such adjustments as it considers appropriate to:

9.1.1    the number of Shares in respect of which any Option may be exercised;
         and

9.1.2 the Exercise Price at which Shares may be acquired by the exercise of any such Option; or

9.1.3 where any such Option has been exercised but no Shares have been issued or transferred to such exercise, the number of Shares which may be so issued or transferred and the Exercise Price at which they may be so acquired, provided that the overall value of the Option is unchanged and provided that no alteration may be made to an Option which falls outside the provisions of
Schedule 5.

9.2 As soon as reasonably practicable after making any adjustment under Rule 9.1 above, the Board shall give notice in writing thereof to any Option Holder affected thereby.

10.      WITHHOLDING

The Company or any Associated Company shall be entitled to withhold, and the Option Holder shall be obliged to pay, the amount of any tax and/or national insurance contributions (including if applicable the employer's secondary Class 1 national insurance contributions) attributable to or payable in connection with the grant or any vesting, exercise, release or assignment of any Option (i) by deduction from the Option Holder's salary or other earnings or payments due at any time, (ii) directly from the Option Holder and/or (iii) by selling some of the Shares the Option Holder is entitled to receive on the exercise of the Option. The Company may also withhold some or all of the Shares due to the Option Holder on the exercise of the Option until such tax and/or national insurance contributions have been so recovered.

11.      ADMINISTRATION AND AMENDMENT

11.1 The Board shall have power from time to time to make and vary such regulations (not being inconsistent with this Plan or Schedule 5) for the implementation and administration of this Plan as it thinks fit.

11.2 The decision of the Board, or any committee appointed pursuant to Rule 11.6, shall be final and binding in all matters relating to this Plan (other than in the case of matters to be confirmed by the Auditors in accordance with these Rules).

11.3 The Rules may be altered from time to time by the Board save that no alteration or addition may be made to the advantage of Option Holders without the approval of the Company in general meeting unless it is a minor amendment to benefit the administration of the Plan in which case the approval of the Company in general meeting is not necessary. No amendment shall be made which would adversely affect any of the subsisting rights of Option Holders without the written consent of Option Holders who, if all Subsisting Options were to be exercised in full, would become entitled to not less than three-quarters of all the Shares which would fall to be transferred and/or allotted.

11.4 Written notice of any amendment to this Plan shall be given to all Option Holders.

11.5 The Company shall not be obliged to provide Eligible Employees or Option Holders with copies of any notices, circulars or other documents sent to shareholders of the Company.

11.6 The Board may establish a committee to which it may delegate its powers under this Plan. The Board may, at any time, alter or direct the manner in which the committee shall act.

11.7 In any matter in which they are required to act under this Plan, the Auditors shall be deemed to be acting as experts and not as arbitrators and their determinations shall be final and binding on all parties.

12.      GENERAL

12.1 No person shall be treated for the purposes of this Plan as ceasing to be an Eligible Employee of the Company or any Associated Company until he ceases to be an Eligible Employee of the Company and all other Associated Companies.

12.2 Notwithstanding any provision of any other Rule, the rights and obligations of any individual under the terms of his office or employment with the Company or any Associated Company shall not be affected by his participation in this Plan or any right which he may have to participate therein. An individual who is granted any Options pursuant to this Plan shall have no rights to compensation or damages in consequence of the termination of his office or employment with the Company or an Associated Company for any reason whatsoever, whether or not in breach of contract, insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Options under this Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If an individual did acquire any such rights, he would be deemed to have waived them irrevocably by not renouncing the Option pursuant to Rule 3.3.

12.3 Save as otherwise provided in this Plan any notice or communication to be given by the Company to any Eligible Employee or Option Holder may be personally delivered or sent by fax or by ordinary post to his last known address and where a notice or communication is sent by post it shall be deemed to have been received 72 hours after the same was put into the post properly addressed and stamped. Share certificates and other communications sent by post will be sent at the risk of the Eligible Employee or Option Holder concerned and the Company shall have no liability to any such persons in respect of any notification, document, share certificate or other communication so given, sent or made.

12.4 Any notice to be given to the Company shall be faxed, delivered or sent to the Company at its registered office and shall be effective upon receipt.

12.5 Options granted under this Plan shall be governed by and construed in accordance with the laws of England.



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                                   SCHEDULE I


                  THE FINDWHAT.COM EMI REPLACEMENT OPTION PLAN


                                    OPTION AGREEMENT

Name of Option Holder:              ____________________________________________

Address of Option Holder:           ____________________________________________


                                    ____________________________________________


                                    ____________________________________________


Date of this Option Agreement:      ____________________________________________


Number of Shares


subject to Option:                  ____________________________________________


Exercise Price:                     ____________________________________________

1. Find.What.com (the "Company") hereby grants to the Option Holder named above an Option to acquire the specified number of Shares in the Company at the Exercise Price, subject to the terms and conditions set out below. This Option is granted under Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003 to replace the option the Option Holder was previously granted by Espotting Media Inc. on [insert date of grant of original option] which qualified as an Enterprise Management Incentives (EMI) option.

2. The Option shall be exercisable subject to and in accordance with the Rules of the FindWhat.com EMI Replacement Option Plan and this Option Agreement. In the event of any conflict between the Rules and the terms of this Option Agreement, the Rules will prevail. Capitalised terms in this Option Agreement, which are not otherwise defined, shall bear the same meaning as those set out in the Rules.

3. VESTING. The Option shall be fully vested as of the date of this Option Agreement.

4. TAX WITHHOLDING. The Company or any Associated Company shall be entitled to withhold any tax and/or National Insurance contributions payable in connection with the exercise, assignment, release or cancellation of the Option by deduction from the Option Holder's salary or other earnings or payments due at any time, directly from the Option Holder and/or by selling some of the Shares the Option Holder is entitled to receive on the exercise of the Option. The Option Holder also agrees that the Company may withhold some or all of the Shares due to him/her on the exercise of the Option until such tax and/or National Insurance contributions have been so recovered.

5. NO ENTITLEMENT ON TERMINATION OF EMPLOYMENT. The Option Holder hereby agrees that cessation of the Option Holder's rights or entitlement to exercise Options (or any diminution in value of the same) resulting from termination of the Option Holder's employment by the Company (for any reason whatsoever and whether or not in breach of contract) shall not give rise to a claim for damages and, if (notwithstanding the foregoing) any such claim is found by the court of competent jurisdiction to have arisen, then the Option Holder, by entering into this Option Agreement, shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

6. DATA PROTECTION. The Option Holder hereby consents to the collection, use and transfer of personal data as described in this paragraph. The Option Holder understands that the Company and its Associated Companies hold certain personal information about him, including his name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or other entitlement to shares awarded, cancelled, exercised, vested, unvested, or outstanding in his favour ("Data"). The Option Holder further understands that the Company and its Associated Companies will transfer Data as necessary for the purposes of this Option and may further transfer Data to any third parties assisting the Company and/or its Associated Companies in relation to the Plan. The Option Holder understands that recipients of Data may be located in the European Economic Area or elsewhere. The Option Holder authorises recipients (including the Company) to receive, possess, use, retain and transfer the Data (including any requisite transfer to a broker or other third party with whom he may elect to deposit any Shares acquired pursuant to this Option of such Data as may be required for the subsequent holding of Shares on his behalf), in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan.

7. TRANSFER OF EMPLOYER'S NATIONAL INSURANCE LIABILITY. The Option Holder hereby agrees to accept any liability for secondary Class 1 National Insurance contributions which may be payable by the Company or any Associated Company which employs him/her in connection with the Option, in accordance with the Form of Election set out in the following paragraphs:


                                FORM OF ELECTION


Purpose of Election

(a) This Election relates to the employer's secondary Class 1 National Insurance Contributions (the "Employer's Liability") which may arise on:

         (i)     the acquisition of securities pursuant to the Option; and/or
         (ii) the assignment or release of the Option in return for consideration; and/or
         (iii) the receipt of any other benefit in money or money's worth in connection with the Option,

(each, a "Taxable Event") pursuant to section 4(4)(a) of the Social Security Contributions and Benefits Act 1992.


The Election

(b) The Option Holder and the Company, on behalf of Espotting Media (UK) Limited (the "Employer"), jointly elect that the entire liability of the Employer to pay the Employer's Liability on the Taxable Event is hereby transferred to the Option Holder. The Option Holder understands that by signing this Election he or she will become personally liable for the Employer's Liability covered by this Election.

Payment of the Employer's Liability

(c) The Option Holder hereby authorises the Company and/or the Employer to collect the Employer's Liability from the Option Holder at any time after the Taxable Event:

         (i) by deduction from salary or any other payment payable to the Option Holder at any time on or after the date of the Taxable Event; and/or
         (ii) directly from the Option Holder by payment in cash or cleared funds; and/or
         (iii) by arranging, on behalf of the Option Holder, for the sale of some of the securities which the Option Holder is entitled to receive in respect of the Option.

(d) The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Option Holder until full payment of the Employer's Liability is received.

(e) The Company agrees to remit the Employer's Liability to the Inland Revenue on behalf of the Option Holder within 14 days after the end of the UK tax month during which the Taxable Event occurs.


Duration of Election

(f) The Option Holder and the Company agree to be bound by the terms of this Election regardless of whether the Option Holder is transferred abroad or is not employed by the Employer on the date on which the Employer's Liability becomes due.

(g) This Election will continue in effect until the earliest of the following:

         (i) the Option Holder and the Company agree in writing that it should cease to have effect;
         (ii) on the date the Company serves written notice on the Option Holder terminating its effect;
         (iii) on the date the Inland Revenue withdraws approval of this Election; or
         (iv) after due payment of the Employer's Liability in respect of the entirety of the Option to which this Election relates, such that the Election ceases to have effect in accordance with its terms.

The Option Holder agrees to the grant of this Option subject to the terms and conditions of the FindWhat.com EMI Replacement Option Plan and this Option Agreement

EXECUTED AS A DEED on behalf                )
of FINDWHAT.COM                             )



Authorised Signatory                                 ___________________________


Authorised Signatory                                 ___________________________




EXECUTED AS A DEED by                       )
OPTION HOLDER                               )        ___________________________


In the presence of                          )

Witness Name                                         ___________________________


Witness Signature                                    ___________________________


Witness Address                                      ___________________________